EXHIBIT 2

Execution Version

SUBSCRIPTION AGREEMENT

dated as of December 17, 2017

among

VIPSHOP HOLDINGS LIMITED

WINDCREEK LIMITED

and

TENCENT MOBILITY LIMITED

i

Section 7.13	Headings	27
Section 7.14	Execution in Counterparts	27
Section 7.15	Public Disclosure	27
Section 7.16	Waiver	28

EXHIBIT A FORM OF INVESTOR RIGHTS AGREEMENT	E-A-1

EXHIBIT B SUBSCRIPTION	E-B-1

EXHIBIT C FORM OF CAYMAN OPINION	E-C-1

ii

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of December 17, 2017, by and among:

(1)                                 VIPSHOP HOLDINGS LIMITED, a Cayman Islands company (the “Company”);

(2)                                 WINDCREEK LIMITED, a company incorporated in the British Virgin Islands (“JD”); and

(3)                                 TENCENT MOBILITY LIMITED, a company limited by shares incorporated in Hong Kong (“Tencent”, and together with JD, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, JD holds 16,230,127 ADSs (as defined below) of the Company, representing 3,246,025 Class A Shares (as defined below) of the Company. The Purchasers desire to subscribe for and purchase, severally and not jointly, and the Company desires to issue and sell certain Class A Shares of the Company to the Purchasers pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, in relation to this Agreement, the Company and the Purchasers will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), in substantially the same form attached hereto as Exhibit A to memorialize their mutual agreements and understandings relating to the Purchasers’ ownership of the Ordinary Shares and certain rights granted to the Purchasers by the Company in relation thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

ARTICLE I
DEFINITION AND INTERPRETATION

Section 1.01                             Definition, Interpretation and Rules of Construction

(a)                                 As used in this Agreement, the following terms have the following meanings:

“ADSs” means the American depositary shares of the Company, five of which represents one (1) Class A Share of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that none of the Company, nor any of its Subsidiaries shall be considered an Affiliate of any Purchaser.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the People’s Republic of China (the “PRC” or “China”), Hong Kong SAR or New York are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Class A Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Company Securities” means (i) Ordinary Shares and other equity securities of the Company, (ii) securities convertible into or exchangeable for Ordinary Shares or other equity securities of the Company, (iii) any options, warrants or other rights to acquire Ordinary Shares (including any awards under the Employee Equity Incentive Plans) or other equity securities of the Company and (iv) any depository receipts or similar instruments issued in respect of Ordinary Shares and other equity securities of the Company.

“Company SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC on or following April 14, 2017 and prior to the date hereof, including the Company’s annual report for the year 2016 filed on Form 20-F.

“Employee Equity Incentive Plan” means any equity incentive plan, share purchase or share option plans of the Company as duly approved by the board of directors of the Company or the shareholders of the Company (if applicable) and in effect from time to time established for the purpose of retaining and compensating employees, consultants, directors and other service providers of the Company or any of its Subsidiaries, , including any agreement or document entered into by the Company in connection with any award granted pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Founder Parties” has the same meanings ascribed to it under the Investor Rights Agreement entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Material Adverse Effect” with respect to a party shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (a) the financial condition, assets, liabilities, results of operations, business, operations or prospects of such party or its

Subsidiaries taken as a whole, or (b) the ability of such party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its obligations hereunder and thereunder, except to the extent that any such material adverse effect results from (a) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such party or its Subsidiaries), (b) changes in general economic and market conditions (including general capital market conditions) or changes affecting any of the industries in which such party or its Subsidiaries operate generally (in each case to the extent not materially disproportionately affecting such party or its Subsidiaries), or (c) the announcement or disclosure of this Agreement or any other Transaction Agreement, or the consummation of the transactions hereunder or thereunder; (d) any pandemic, earthquake, typhoon, tornado or other similar natural disaster.

“NYSE” means The New York Stock Exchange.

“Ordinary Shares” means collectively the Class A Shares, the Class B Shares and any other classes of ordinary shares of the Company (if applicable).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Subsidiary” of a party means any organization or entity, whether incorporated or unincorporated, which is controlled by such party and, for the avoidance of doubt, the Subsidiaries of a party shall include any variable interest entity over which such party or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such party in accordance with generally accepted accounting principles applicable to such party and any Subsidiaries of such variable interest entity.

“Transaction Agreements” include this Agreement, the Investor Rights Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Defined Terms	Section#

Agreement	Preamble
Basket	Section 6.04(a)
Cap	Section 6.04(b)
Claim Notice	Section 6.02(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)

Company	Preamble
Company Financial Statements	Section 4.01(h)(ii)
Confidential Information	Section 7.10(a)
Control Contracts	Section 4.01(u)
Dispute	Section 7.02
Encumbrances	Section 4.01(c)
Exchange Act	Section 4.01(g)(iv)
FPI Exemption	Section 5.02
Governmental Authority	Section 3.01(a)
Indemnified Party	Section 6.01
Indemnifying Party	Section 6.01
Indemnity Notice	Section 6.03
Intellectual Property	Section 4.01(q)
Investor Rights Agreement	Recitals
JD	Preamble
JD Closing	Section 2.02(a)
JD Closing Date	Section 2.02(a)
JD Purchase Price	Section 2.01(a)
JD Subscription Shares	Section 2.01(a)
Losses	Section 6.01
Material Contracts	Section 4.01(n)
PDF	Section 7.14
Permits	Section 4.01(f)
Proceedings	Section 4.01(o)
Purchase Price	Section 2.01(b)
Purchasers	Preamble
Returns	Section 4.01(r)
Securities Act	Section 2.02(e)(i)
Significant Subsidiaries	Section 4.01(g)(iv)
Subscription Shares	Section 2.01(b)
Tax	Section 4.01(r)
Tencent	Preamble
Tencent Closing	Section 2.02(b)
Tencent Closing Date	Section 2.02(b)
Tencent Purchase Price	Section 2.01(b)
Tencent Subscription Shares	Section 2.01(b)
Third Party Claim	Section 6.02(a)

(c)                                  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)                                The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(ii)                             When a reference is made in this Agreement to an Article, Section, Exhibit or clause, such reference is to an Article, Section, Exhibit or clause of this Agreement.

(iii)                          The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(iv)                         Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(v)                            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vi)                         All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(vii)                      The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii)                   The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(ix)                         The term “$” means United States Dollars.

(x)                            The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(xi)                         A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(xii)                      References herein to any gender include the other gender.

(xiii)                   The Parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.01                             Issuance, Sale and Purchase of the Subscription Shares.

(a)                       Upon the terms and subject to the conditions of this Agreement, at the JD Closing (as defined below), JD hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue, sell and deliver to JD, subject to and concurrent with the T Closing, the number of Class A Shares set forth opposite JD’s name as set out in Exhibit B (the “JD Subscription Shares”), free and clear of all liens or Encumbrances (except for restrictions created by virtue of transactions under this Agreement) for an aggregate purchase price of $258,687,934.2 (the “JD Purchase Price”).

(b)                       Upon the terms and subject to the conditions of this Agreement, at the Tencent Closing (as defined below), Tencent hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue, sell and deliver to Tencent, subject to and concurrent with the JD Closing, the number of Class A Shares set forth opposite Tencent’s name as set out in Exhibit B (the “Tencent Subscription Shares,” together with the JD Subscription Shares, the “Subscription Shares”), free and clear of all liens or Encumbrances (except for restrictions created by virtue of transactions under this Agreement) for an aggregate purchase price of $603,605,179.8 (the “Tencent Purchase Price” and, together with JD Purchaser Price, the “Purchase Price”).

Section 2.02                             Closing.

(a)                       JD Closing. Subject to satisfaction or, to the extent of permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article III (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), the closing of the sale and purchase of the JD Subscription Shares pursuant to this Section 2.02(a) (the “JD Closing”) shall, subject to Section 2.02(c), take place remotely by electronic means on December 29, 2017 or at such time and date and other place as the Parties may mutually agree.  The date and time of the JD Closing is referred to herein as the “JD Closing Date.”

(b)                       T Closing. Subject to satisfaction or, to the extent of permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article III (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), the closing of the sale and purchase of the Tencent Subscription Shares pursuant to this Section 2.02(b) (the “Tencent Closing,” and together with the JD Closing, each a “Closing”) shall, subject to Section 2.02(c), take place remotely by electronic means on December 29, 2017 or at such time and date and other place as the Parties may mutually agree. The date and time of the Tencent Closing is referred to herein as the “Tencent Closing Date” and, together with the JD Closing Date, the “Closing Date.”

(c)                        Subject to the earlier termination of this Agreement as between the Company and a Purchaser in accordance with Section 7.12, the Parties agree that the JD Closing and the Tencent Closing shall occur concurrently with each other and each such Closing is conditioned upon the concurrent occurrence of the other Closing.

(d)                       Payment and Delivery.

(i)             At the JD Closing, JD shall pay and deliver, or cause to be paid and delivered, the JD Purchase Price to the Company in U.S. dollars by wire transfer of immediately available funds to such bank account designated in writing by the Company to JD on or before the date of this Agreement. The Company shall deliver a duly executed share certificate registered in the name of JD, a certified true copy of the register of members of the Company showing JD as the legal and beneficial holder of the JD Subscription Shares, a certified true copy of the register of directors of the Company showing the observer nominated by JD at the Closing Date as an observer of the board of directors of the Company.

(ii)          At the Tencent Closing, Tencent shall pay and deliver, or cause to be paid and delivered, the Tencent Purchase Price to the Company in U.S. dollars by wire transfer of immediately available funds to such bank account designated in writing by the Company to Tencent on or before the date of this Agreement. The Company shall deliver a duly executed share certificate registered in the name of Tencent, a certified true copy of the register of members of the Company showing Tencent as the legal and beneficial holder of the Tencent Subscription Shares, a certified true copy of the register of directors of the Company showing the director nominated by Tencent at the Closing Date as a director of the board of directors of the Company.

(e)                        Restrictive Legend.

(i)                            Each certificate representing any of the Subscription Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND (B) UNLESS IN COMPLIANCE WITH THE SUBSCRIPTION AGREEMENT AMONG THE COMPANY, WINDCREEK LIMITED AND TENCENT MOBILITY LIMITED, DATED DECEMBER 17, 2017 (THE “SUBSCRIPTION AGREEMENT”) AND THE INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY, WINDCREEK LIMITED, TENCENT MOBILITY LIMITED AND CERTAIN OTHER PARTIES THEREIN, DATED [•], 2017 (THE “INVESTOR RIGHTS AGREEMENT”). ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS OR ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT AND THE INVESTOR RIGHTS AGREEMENT SHALL BE VOID.

(ii)                         Notwithstanding the foregoing, each Purchaser shall be entitled to receive from the Company new certificates for a like number of Subscription Shares not bearing such legend upon the request of any Purchaser at such time as such restrictions are no longer applicable.

ARTICLE III
CONDITIONS TO CLOSING

Section 3.01                             Conditions to Obligations of All Parties.

(a)                       No United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, or administrative authority, self-regulatory body, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Authority”) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Transaction Agreements.

(b)                       No action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Agreements.

Section 3.02                             Conditions to Obligations of Purchasers. The respective obligations of each Purchaser to subscribe for, purchase and pay for the Subscription Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by each such Purchaser in its sole discretion:

(a)                       The fundamental representations and warranties contained in Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.01(e) and Section 4.01(g) hereof shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date). Other representations and warranties of the Company contained in Section 4.01 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date);

(b)                       The Company shall have performed and complied with all, and not be in breach or default in under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date in all material respects.

(c)                        There shall have been no Material Adverse Effect with respect to the Company.

(d)                       All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Subscription Shares shall have been completed.

(e)                        The Company shall have approved the appointment of a director nominated by Tencent and an observer nominated by J to the board of directors of the Company, which shall be effective upon the Closing.

(f)                         The Purchasers shall have received an opinion, dated the Closing Date, of Travers Thorp Alberga, Cayman counsel to the Company, substantially in the form as set forth in Exhibit C.

(g)                        No stop order or suspension of trading shall have been imposed by NYSE, the SEC or any other Governmental Authority with respect to the public trading of the ADSs.

(h)                       The Company shall have duly executed and delivered the Investor Rights Agreement on or prior to the Closing.

(i)                           The concurrent Closing of the other Purchaser’s subscription and purchase of such Purchaser’s Subscription Shares.

Section 3.03                             Conditions to Obligations of the Company.  The obligation of the Company to issue and sell the JD Subscription Shares or Tencent Subscription Shares, as applicable, to the relevant Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                       The representations and warranties of such Purchaser contained in Section 4.02 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date.

(b)                       Such Purchaser shall have performed and complied with all, and not be in breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)                        Each Purchaser shall have duly executed and delivered the Investor Rights Agreement on or prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01                             Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date that, except as set forth in the Company SEC Documents:

(a)                       Due Formation.  The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Company and the Company’s Subsidiaries is duly formed, validly existing and in good standing in the jurisdiction of its organization.  Each of the Company and the Subsidiaries has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                       Authority; Valid Agreement.  The Company has all requisite legal power and authority to execute, deliver and perform its obligations under the Transaction Agreements and each other agreement, certificate, document and instrument to be executed by the Company pursuant to this Agreement and each other Transaction Agreement.  The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been, and each other Transaction Agreements will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Purchasers, constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.  Without limiting the generality of the foregoing, as of the Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Agreements, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to such Closing.

(c)                        Due Issuance of the Subscription Shares.  The Subscription Shares will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of the transactions under this Agreement (collectively “Encumbrances”).  Upon entry of the relevant Purchaser into the register of members of the Company as the legal owner of the relevant Subscription Shares, the Company will transfer to the relevant Purchaser good and valid title to the relevant Subscription Shares, free and clear of any Encumbrances.

(d)                       Non-contravention.  None of the execution and the delivery of this Agreement and other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Company, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or any of its Subsidiaries is subject in all material respects, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of any Encumbrances under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries’ assets are subject in all material respects.

(e)                        Consents and Approvals.  None of the execution and delivery by the Company of this Agreement or any Transaction Agreement, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or other Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior any Closing Date and except for any filing or notification required to be made with the SEC or NYSE regarding the issuance of the Purchased Shares.  The Company, including all controlled entities within the meaning of the rules under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not hold any assets located in the U.S. and did not make aggregate sales in or into the U.S. of over US$80.8 million in its most recent fiscal year.

(f)                         Compliance with Laws.  The business of the Company and its Subsidiaries is not being conducted, and has not been conducted at any time during the three years prior to the date hereof, in material violation of any applicable law (including, without limitation, the Sarbanes-Oxley Act, the U.S. Foreign Corrupt Practices Act, as amended, PRC anti-bribery laws or any other applicable anti-bribery or anti-corruption laws) or government order applicable to the Company.  The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, orders and approvals in material respects (collectively, “Permits”) that are required in order to carry on their business as presently conducted.  All such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.  The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE in all material respects.  The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NYSE.  There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the ADSs on NYSE and the Company has not received any notification that the SEC or the NYSE is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

(g)                        Capitalization.

(i)                  The authorized capital stock of the Company consists of 500,000,000 Ordinary Shares, of which 102,153,831 Class A Shares and 16,510,358 Class B Shares are issued and outstanding as of the date hereof. Immediately prior to the Closing, the total number of the issued Ordinary Shares shall be 118,664,189. The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right.

(ii)               Except as set forth above in this Section 4.01(g) there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii)            There are no registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights, veto rights or other similar rights with respect to the Company Securities or the securities of any Subsidiaries that have been granted by the Company or any Subsidiary of the Company to any Person (other than the Company or any Subsidiary).

(iv)           All outstanding shares of capital stock or other ownership interests of the “significant subsidiaries” (“Significant Subsidiaries”) as defined in Article 1, Rule 1-02 of Regulation S-X under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) are duly authorized, validly issued, fully paid and non-assessable and all such shares or other ownership interests in any Significant Subsidiary (except for directors’ qualifying shares or other ownership interests required to be held by directors under applicable law) are owned, directly or indirectly, by the Company free and clear of any Encumbrance.

(h)                       SEC Matters; Financial Statements.

(i)                  The Company has filed or furnished, as applicable, on a timely basis, the Company SEC Documents.  None of the Significant Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)               The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (C) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby, in each case except as disclosed therein or in the Company SEC Documents and as permitted under the Exchange Act.

(iii)            The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. There are no material weaknesses in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2016, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(i)                           No Undisclosed Liabilities.  There are no liabilities of the Company or any Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities reflected on, reserved against, or disclosed in the Company’s unaudited consolidated balance sheet as of September 30, 2017, (ii) liabilities incurred since September 30, 2017 in the ordinary course of business consistent with past practices, (iii) any other undisclosed liabilities that are not material to the Company and its Subsidiaries on a consolidated basis, and (iv) any liabilities incurred under any Transaction Agreement. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(j)                          Investment Company.  The Company is not and, after giving effect to the offering and sale of the Subscription Shares, the consummation of the offering and the application of the proceeds hereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k)                       No Registration.  Assuming the accuracy of the representations and warranties set forth in Section 4.02 of this Agreement, it is not necessary in connection with the issuance and sale of the Subscription Shares to register the Subscription Shares under the Securities Act or to qualify or register the Subscription Shares under applicable U.S. state securities laws.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its Affiliates or any person acting on its behalf with respect to any Subscription Shares; and none of such Persons has taken any actions that would result in the sale of the Subscription Shares to the Purchasers under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l)                           Brokers.  The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Subscription Shares, and the Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscription Shares.

(m)                   Absence of Changes.  Since September 30, 2017, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, and (ii) there has not been any Material Adverse Effect, or:

(i)                  any declaration, setting aside or payment of any dividend or other distribution with respect to any securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any Significant Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries);

(ii)               any issuances or sales of equity securities of the Company other than pursuant to any Employ Equity Incentive Plan;

(iii)            any material related party transactions;

(iv)           any amendment to the constitutional documents of the Company;

(v)              any redemption, repurchase, share splits, reclassifications, share combination or other recapitalizations of any equity securities of the Company or any of its Significant Subsidiaries; or

(vi)           any entry into any contract, agreement, instrument or other document in respect of any of the foregoing.

(n)                       Contracts.  The Company has filed as exhibits to the Company SEC Documents all contracts, agreements and instruments (including all amendments thereto) to which the Company or any of its Subsidiaries is a party or by which it is bound and which are material to the business of the Company and its Subsidiaries as a whole and are required to be filed as an exhibit to the Company SEC Documents pursuant to applicable securities law (the “Material Contracts”).  Each Material Contract is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the Company or the Subsidiaries party thereto.  The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract, except where such breach, defaults, or violations would not have a Material Adverse Effect.

(o)                       Litigation.  There are no pending or, to the knowledge of the Company, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other person against the Company or any of its Subsidiaries or any of the Founder Parties or any proceedings that seek to restrain or enjoin the consummation of the transactions under the Transaction Agreements (collectively “Proceedings”), except for such Proceedings as would not have a Material Adverse Effect.

(p)                       Ownership of Assets.  The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company’s consolidated unaudited balance sheet as of September 30, 2017 or acquired thereafter, except for properties and assets sold since such date in the ordinary course of business consistent with past practices and except where the failure to have such good and marketable title or valid leasehold interests would not have a Material Adverse Effect.  None of such property or assets is subject to any Encumbrance, except for Encumbrances: (a) disclosed in the SEC Documents or (b) which would not have a Material Adverse Effect.

(q)                       Intellectual Property.  All registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (ii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material and is used in the operation of the business of the Company or any of its Subsidiaries as currently being conducted (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license.  To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, expect where such infringement or violations would not have a Material Adverse Effect.  The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property.  The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person in material respects and there is no action pending, or to the knowledge of the Company threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property, except for any Proceeding that, if resolved in an adverse manner to the Company or its Subsidiaries would not have a Material Adverse Effect.

(r)                          Tax Status.  The Company and each of its Subsidiaries (i) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested or will be contested in good faith.  Neither the Company nor any of its Subsidiaries has received notice regarding unpaid foreign, federal and state income in any amount or any Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim.  No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to material Taxes are currently being audited, and neither the Company nor any of its Subsidiaries has received notice of any such audit.

(s)                         Solvency.  Both before and after giving effect to the transactions contemplated by this Agreement and other Transaction Agreements, each of the Company and its Significant Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the Company SEC Documents.

(t)                          Transactions with Affiliates and Employees.  All related party transactions required to be disclosed under applicable rules of the NYSE or the applicable securities law have been accurately described in the Company SEC Documents in all material respects.  Any such related party transaction was entered into on terms and conditions no less favorable to the Company or its applicable Subsidiary than those applicable in comparable transactions between independent parties acting at arm’s length.

(u)                       Variable Interest Entities.  The Company controls its variable interest entities, Guangzhou VIPSHOP E-Commerce Co., Ltd.  and Tianjin Pinjian E-Commerce Co., Ltd. (formerly named “Shanghai Pinjian E-Commerce Co., Ltd.”), through a series of contractual arrangements (“Control Contracts”), and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or the terms of the Control Contracts.

Section 4.02                             Representations and Warranties of Each Purchaser.  Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the relevant Closing, as follows:

(a)                       Due Formation.  Such Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization.  Such Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                       Authority.  Such Purchaser has full power and authority to enter into, execute and deliver this Agreement and other Transaction Agreements to which it is to become a party and each other agreement, certificate, document and instrument to be executed and delivered by such Purchaser pursuant to this Agreement and each other Transaction Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by such Purchaser of this Agreement and each other Transaction Agreement to which it is or is to become a party and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)                        Valid Agreement.  This Agreement has been, and each other Transaction Agreement to which it is to become a party will be, duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of the relevant Purchaser, enforceable against the relevant Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                       Non-contravention.  None of the execution and the delivery of this Agreement or any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby, by such Purchaser will violate any provision of the organizational documents of the relevant Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which such Purchaser is subject.

(e)                        Consents and Approvals.  None of the execution and delivery by such Purchaser of this Agreement and the Transaction Agreements to which such Purchaser is to become a Party, nor the consummation by such Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by such Purchaser of this Agreements or any such Transaction Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the applicable Closing.

(f)                         Status and Investment Intent.

(i)                  Experience.  Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the relevant Subscription Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)               Purchase Entirely for Own Account.  Such Purchaser is acquiring the relevant Subscription Shares that it is subscribing for and purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act.

(iii)            Restricted Securities.  Such Purchaser acknowledges that the Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(iv)           Not a U.S. Person.  Such Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(v)              Offshore Transaction. Such Purchaser is acquiring the Subscription Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

ARTICLE V
COVENANTS

Section 5.01                             Conduct of Business of the Company.  From the date hereof until the Closing Date,

(a)                                 the Company shall, and the Company shall cause each of its Subsidiaries to (i) conduct its business and operations in the ordinary course of business consistent with past practice, and (ii) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing Date;

(b)                                 the Company shall (i) take all actions necessary to continue the listing and trading of its ADSs on the NYSE and shall comply with the Company’s reporting, filing and other obligations under the rules of the NYSE, in each case, through the Closing, and (ii) file with the NYSE a supplemental listing application in respect of Subscription Shares; and

(c)                                  the Company shall promptly notify the Purchasers of any event, condition or circumstance occurring prior to the Closing Date that would constitute a breach of any terms and conditions contained in this Agreement.

Section 5.02                             FPI Status. Without limiting the generality of the foregoing, the Company shall promptly after the date hereof and reasonably prior to the Closing take all necessary or desirable actions required to duly and validly rely on the exemption for foreign private issuers (“FPI Exemption”) from applicable rules and regulations of the NYSE with respect to corporate governance to rely on “home country practice” in connection with the transactions contemplated hereunder (including an exemption from any NYSE rules that would otherwise require seeking shareholder approval in respect of such transactions), including without limitation, to the extent necessary, making disclosures, notices and filings to or with the SEC and the NYSE and obtaining an adequate opinion of counsel in respect of the home country practice exemption.  The Company will use commercially reasonable efforts to continue the listing and trading of its ADSs on the NYSE and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

Section 5.03                             Exclusivity. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7.12 hereof or the Closing Date, the Company agrees not to initiate, solicit, encourage or engage in any discussion or negotiation of any type with, provide any information to, accept any proposal from, or enter into any letter of intent, purchase contract or any other similar agreement, or consummate any transaction, with any Persons other than the Purchasers with respect to the issuance, sale, grant, transfer, purchase or other acquisition by any such Person of any Company Securities other than pursuant to any Employee Equity Incentive Plan, except with the Purchasers’ prior written consent; provided, that if the Purchasers grant such consent, and the relevant transaction contains terms and conditions with respect to the subscription or purchase of Securities of the Company, or has the effect of establishing any investor or shareholder rights or benefits to such Person, that are in each case more favorable than the comparable terms and conditions or rights or benefits of the Purchasers under this Agreement or the other Transaction Agreements, the Company shall also with no further action required by the Purchasers be deemed to have offered all such terms and conditions, rights or benefits, mutatis mutandis, to the Purchasers.

Section 5.04                             Distribution Compliance Period.  Each Purchaser agrees not to resell, pledge or transfer any Subscription Shares within the United States or to any U.S. Person or for the account or benefit of a U.S. person, as each of those terms is defined in Regulation S, during the 40 days following the Closing in compliance with Regulation S.

Section 5.05                             Further Assurances. From the date of this Agreement until the Closing, the Parties shall each use their respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by the Transaction Agreements.

Section 5.06                             No Contract. Without limiting the generality of the foregoing, the Company agrees that from the date hereof until the Closing Date, it shall not make (or otherwise enter into any contract with respect to) (x) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (y) any declaration, setting aside or payment of any dividend or other distribution with respect to any securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s Subsidiaries) or (z) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries, except in each case for the avoidance of doubt as contemplated by the Transaction Agreements.

Section 5.07                             Reservation of Shares. The Company shall ensure that it has sufficient number of duly authorized Ordinary Shares at the Closing to comply with its obligations to issue the Subscription Shares.

Section 5.08                             Director Appointment. The Company shall take all necessary or desirable actions as may be required under Applicable Law and in accordance with its memorandum and articles of association to cause the individual designated by the Purchasers as the initial director or the initial observer to be appointed to the board of directors of the Company at the Closing.

Section 5.09                             Use of Proceeds. The Company shall use the proceeds of the Purchase Price for general corporate purposes, including without limitation potential mergers, acquisitions and investments.

Section 5.10                             No Integrated Offering. The Company shall not, and shall cause its Affiliates and any Person acting on its or their behalf not to, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the issuance of any of the Subscription Shares under the Securities Act whether through integration with prior offerings or otherwise.

ARTICLE VI
INDEMNIFICATION

Section 6.01                             Indemnification.  From and after the Closing Date, the Company (the “Indemnifying Party”), shall indemnify and hold each Purchaser, its Affiliates and their respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities, including but not limited to any investigative, legal and other expenses incurred in connection with (collectively, “Losses”) incurred by any Indemnified Party as a result of or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.  For the avoidance of doubt, the Losses shall be determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard.

Section 6.02                             Third Party Claims.

(a)                       If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article VI, then the Indemnified Party shall promptly following receipt of notice of such claim (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure or delay.

(b)                       Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within 30 days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than immaterial equitable relief in connection with an award of monetary damages) or (iii) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article VI.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 6.02(b), the Indemnifying Party shall conduct such defense in good faith.

(c)                        If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person.  The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 6.02(b).

(d)                       In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 6.03                             Other Claims.  In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim,

the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 6.04                             Limitation to the Company’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a)                       the Indemnifying Party shall have no liability to each Purchaser and other Indemnified Parties related to such Purchaser under Section 6.01 with respect to any breach of any representation or warranty made by the Company in this Agreement unless the aggregate amount of Losses suffered or incurred by such Purchaser and such other Indemnitees thereunder exceeds US$5.0 million (the “Basket”), in which case the Indemnifying Party shall be liable to such Purchaser and such other Indemnified Parties for all their Losses pursuant to Section 6.01; provided that, the Basket shall not apply to any Losses resulting from fraud or intentional misrepresentation on the part of the Company.

(b)                       the maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by each Purchaser and other Indemnified Parties related to such Purchaser pursuant to Section 6.01 with respect to any breach of any representation or warranty made by the Company in this Agreement shall not in any event be greater than the Purchase Price paid by such Purchaser (the “Cap”); provided that, the Cap shall not apply to any Loss resulting from fraud or intentional misrepresentation on the part of the Company; and

(c)                        notwithstanding any other provision contained herein and except in the case of fraud or intentional misrepresentation, from and after the Closing, the right to indemnity pursuant to Article VI shall be the sole and exclusive monetary remedy of any of the Indemnified Parties for any claims against the Company arising out of or resulting from this Agreement and the transactions contemplated hereby; provided that the Purchasers shall also be entitled to specific performance or other equitable remedies pursuant to Section 7.13 hereof.

ARTICLE VII
MISCELLANEOUS

Section 7.01                             Survival of the Representations and Warranties.

(a)                       The Company’s fundamental representations contained in Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.01(e) and Section 4.01(g) hereof shall survive until the latest date permitted by law or indefinitely if such date is not provided and the representations contained in Section 4.01(r) shall survive until the expiration of the applicable statute of limitations. All other representations and warranties of the Company contained in this Agreement shall survive the Closing until the expiry of eighteen months from the Closing Date.

(b)                       Notwithstanding anything to the contrary in the foregoing clauses, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if a Claim Notice or an Indemnification Notice, as the case may be, shall have been given to the party against whom such indemnity may be sought in accordance with this Agreement prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive until the latest date permitted by law or indefinitely, if such date is not provided.

Section 7.02                             Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the laws of the state of New York.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force at the time of commencement of the arbitration.  There shall be three arbitrators.  The Company shall have the right to appoint one arbitrator, the Purchasers collectively, shall have the right to appoint the second arbitrator, to the extent the Dispute involves both Purchasers and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre; provided, that in the event the Dispute involves only one of the Purchasers, such Purchaser shall have the sole right to appoint the second director.  The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 7.03                             No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 7.04                             Amendment.  This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 7.05                             Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the any Party without the express written consent of the other Parties.  Any purported assignment in violation of the foregoing sentence shall be null and void.  Notwithstanding the foregoing, either Purchaser may assign its rights hereunder to any Affiliate of such Purchaser, provided, that no such assignment shall relieve such Purchaser of its obligations hereunder.

Section 7.06                             Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below:

If to the Company, at:

VIPSHOP HOLDINGS LIMITED
Address                        :  20 Huahai Street, Liwan District, Guangzhou, China

Attention                :  David Gu

Email                                   :  david.gu@vipshop.com

If to JD, at:

c/o JD.com, Inc.

Address                        :  20th Floor, Building A, No. 18 Kechuang 11 Street

Yizhuang Economic and Technological Development Zone

Daxing District, Beijing 101111

The People’s Republic of China

Attention                :  Legal Department

Email                                   :  legalnotice@jd.com

If to Tencent, at:

c/o Tencent Holdings Limited

Attention                :  Compliance and Transactions Department

Address                        :  Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

E-mail                               :  legalnotice@tencent.com

with a copy (which shall not constitute notice) to:

Address                        :  Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attn.                                        :  Mergers and Acquisitions Department

E-mail                               :  PD_Support@tencent.com

Any Party may change its address for purposes of this Section 7.06 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 7.07                             Entire Agreement.  This Agreement and the other Transaction Agreements including the schedules and exhibits hereto and thereto constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby are merged and superseded by this Agreement and the other Transaction Agreements.

Section 7.08                             Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 7.09                             Fees and Expenses.  Except as otherwise provided in this Agreement or other Transaction Agreements, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 7.10                             Confidentiality.

(a)                       Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.  No Party shall disclose such Confidential Information to any third Party.  Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.  The Parties hereby agree, for the purpose of this Section 7.10, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information.

(b)                       Notwithstanding any other provisions in this Section 7.10, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided, that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.  In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any Transaction Agreement; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c)                        Notwithstanding anything to the contrary provided in Section 7.10, each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d)                       Without the prior written consent of a Purchaser, and whether or not such Purchaser is then a shareholder of the Company, none of the Company and other parties hereto shall, and each foregoing persons shall cause its Affiliates not to, (i) use in advertising, publicity or announcements the name of such Purchaser or any Affiliate of such Purchaser, either alone or in combination with any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned by such Purchaser or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by the Company or any of its Affiliates has been approved or endorsed by such Purchaser or any of its Affiliates.

(e)                        The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement.  Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 7.11                             Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.12                             Termination.

(a)                       This Agreement shall automatically terminate as between the Company and a Purchaser upon the earliest to occur of:

(i)             the written consent of each of the Company and such Purchaser; provided, however, that if the Company consents to the termination of this Agreement with a Purchaser pursuant to this Section 7.12(a)(i), the Company shall be deemed to have consented in writing to the termination of this Agreement with the other Purchaser pursuant to this Section 7.12(a)(i), with any such termination becoming effective upon the delivery of a written consent by such other Purchaser;

(ii)          the delivery of written notice to terminate by either the Company or a Purchaser if the Closing shall not have occurred by February 28, 2018; provided, however, that such right to terminate this Agreement under this Section 7.12(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(iii)       by the Company or a Purchaser in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements and such judgment or other action shall have become final and non-appealable.

(b)                                 Subject to the provisions of Section 7.12(a)(i), termination of the Agreement as between the Company and a Purchaser under this Section 7.12 shall not have the effect of terminating the Agreement as between the Company and any other Purchaser.

(c)                                  Upon any termination of this Agreement as between the Company and a Purchaser, the Agreement between the Company and such Purchaser will have no further force or effect, except for the provisions of Sections 7.02, 7.03, 7.04, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15 and 7.16 hereof, which shall survive any termination under this Section 7.12; provided, that neither the Company nor such Purchaser shall be relieved or released from any liabilities or damages arising out of (i) fraud or (ii) any breach of this Agreement prior to such termination.

Section 7.13                             Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.14                             Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 7.15                             Public Disclosure.  Without limiting any other provision of this Agreement, both Purchasers and the Company shall consult and agree with each other on the terms and content of a joint press release with respect to the execution of this Agreement and any other Transaction Agreements and the transactions contemplated hereby and thereby and no press release shall be issued by any Party hereto without the prior written consent of the other Parties. Thereafter, neither the Company nor any Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement or any other Transaction Agreements) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary or desirable in order to comply with any law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable law), shall limit such disclosure to the information such counsel advises is required to comply with such law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party.  Notwithstanding anything to the contrary in this Section 7.15, each Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or either Purchaser and do not reveal material, non-public information regarding the other Parties or the transactions contemplated by this Agreement.

Section 7.16                             Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

VIPSHOP HOLDINGS LIMITED

By:	/s/ Shen Ya
Name: Shen Ya
Title: Authorized Signatory

[Signatue Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Windcreek Limited

By:	/s/ Liu Qiangdong
Name:	Liu Qiangdong
Title:	Director

[Signatue Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Tencent Mobility Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

[Signatue Page to Subscription Agreement]

EXHIBIT A
FORM OF INVESTOR RIGHTS AGREEMENT

E-A-1

EXHIBIT B
SUBSCRIPTION

Purchasers	Investment Amount	Ordinary Shares to be Purchased and Subscribed for

JD	US$258,687,934.2 cash	3,955,473 Class A Shares

Tencent	US$603,605,179.8 cash	9,229,437 Class A Shares

E-B-1

EXHIBIT C
FORM OF CAYMAN OPINION

E-C-1